Exhibit 99.1

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

114 East 4th Avenue - Suite 800

Vancouver, BC, Canada

V5T 1G4

Item 2:	Date of Material Change

February 24, 2022

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on February 24, 2022 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On February 24, 2022, Zymeworks announced financial results for the year ended December 31, 2021 and provided a summary of recent business highlights.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On February 24, 2022, Zymeworks announced financial results for the year ended December 31, 2021 and provided a summary of recent business highlights.

Business Highlights and Recent Developments

•	Zanidatamab Advances with Two Pivotal Trials.

HERIZON-GEA-01, a pivotal study evaluating zanidatamab in 1L HER2-positive GEA, continues to enroll patients based on confirmatory data presented in September 2021 at ESMO in the 1L GEA setting for zanidatamab in combination with chemotherapy. These data position zanidatamab as a potential new standard of care in the first-line setting, and enrollment for HERIZON-GEA-01 continues with plans to complete by the end of 2023. HERIZON-BTC-01, a pivotal study evaluating zanidatamab in previously-treated advanced HER2-amplified BTC, continues to enroll patients and Zymeworks expects to complete enrollment by mid-2022.

•

Multiple data catalysts in 2022 to be presented at major medical meetings, including ASCO. Zymeworks, along with its partner BeiGene, has submitted abstracts to be presented at the 2022 ASCO Annual Meeting in June. Subject to acceptance of these abstracts, Zymeworks looks forward to sharing important new data from the clinical development program for zanidatamab. In addition, Zymeworks will host a conference call discussing results of these studies after the completion of the 2022 ASCO Annual Meeting.

•

ZW49 Continues to Advance Towards Clinical Data Readout in H2 2022. Zymeworks’ second clinical-stage asset and first biparatopic HER2-targeting antibody-drug conjugate, ZW49, has completed enrollment of 30 patients in the expansion cohorts targeting 2.5 mg/ kg every three weeks. The weekly dosing regimen continues to progress with no dose-limiting toxicities observed to date. Zymeworks plans to present the results and recommended development path forward at a major medical meeting in the second half of 2022.

Continued Focus on Partnerships and Collaboration

Zymeworks remains focused on driving value through executing new partnerships and collaborations to support the development of its clinical-stage product candidates, zanidatamab and ZW49, and advancing new antibody- drug conjugate (ADC) or multispecific product candidates based on its novel, next-generation multifunctional therapeutic platforms. Zymeworks continues to prioritize partnerships and collaborations to fund its operations and further strengthen its financial position.

Throughout 2021 Zymeworks’ partnerships continued to advance into the clinical setting, reflected by the receipt of milestone payments in conjunction with Janssen initiating clinical studies with two bispecific antibodies using the Azymetric™ and EFECT™ platforms, and BeiGene initiating the pivotal study, HERIZON-GEA-01, in its territory. In tandem, Zymeworks has recognized partnership revenues from the amendment of the Iconic/Exelixis sub- licensing agreement for a ZymeLink™ ADC. Zymeworks has multiple active collaborations with over $8 billion in potential milestone payments in addition to royalties on potential product sales and has received over $235 million to date.

Corporate Updates

Zymeworks continues to deliver upon its previously announced cost-efficiency measures and reduction in workforce and expects to exceed its target of reducing employee headcount by at least 25% by March 1, 2022.

With a more focused and efficient workforce, combined with a reduction in operational expenses and the proceeds from its public offering that closed on January 31, Zymeworks is updating its cash runway guidance into the second half of 2023. Additionally, as Zymeworks realizes additional efficiencies across the organization, and continues to execute on its partnering and monetization initiatives, Zymeworks expects to be able to extend its cash runway further, and looks forward to providing updates in further communications.

In addition, Zymeworks announced that effective immediately, Chris Astle, PhD will be promoted to Senior Vice President and Chief Financial Officer, joining the Company’s executive team. Mr. Klompas will continue in the role of Chief Operating Officer.

Chris joined the finance group at Zymeworks in 2021 after relocating from Seattle where he previously served as Vice President at Alder Pharmaceuticals (sold to Lundbeck in 2019 for $ 1.6 billion). He began his career in the UK, including holding financial positions with Allergan and Gilead. Chris is a Chartered Accountant in the UK and holds a PhD in organic chemistry from the University of Bristol.

Financial Results for the Year Ended December 31, 2021

Zymeworks’ revenue relates primarily to non-recurring upfront fees, expansion payments or milestone payments from collaboration and license agreements, which can vary in timing and amount from period to period, as well as payments for research and development support. Revenue was $26.7 million in 2021 compared to $39.0 million in 2020. Revenue for 2021 included $8.0 million from BeiGene for a development milestone, $8.0 million from Janssen for two development milestones, $5.0 million from Iconic for partner revenue and $5.7 million from its partners for research and development support under cost sharing arrangements. Revenue for 2020 included $15.0 million from BeiGene for development milestones, $12.0 million from BMS for an expansion fee, $4.0 million from Iconic for partner revenue and $8.0 million from its partners for research and development support under cost sharing arrangements.

Zymeworks anticipates continuing to receive revenue from its existing and future strategic partnerships, including technology access fees and milestone-based payments. However, Zymeworks’ ability to receive these payments is dependent upon either the Company or its collaborators successfully completing specified research and development activities.

Research and development expense was $199.8 million in 2021 compared to $171.2 million in 2020. The increase was primarily due to higher salary and benefit expenses from additional headcount, as well as an increase in zanidatamab clinical trials and other preclinical and research and development expenses which were partially offset by a decrease in drug manufacturing activities. Research and development expenses in 2021 included non-cash stock-based compensation expense of $20.1 million from equity-classified equity awards and a $4.6 million recovery from the non-cash mark-to-market revaluation of certain historical liability-classified equity awards. Excluding stock-based compensation, research and development expenses increased on a non-GAAP basis by $25.4 million for the year ended December 31, 2021 compared to 2020.

Zymeworks expects research and development expenditures to fluctuate over time in line with the advancement, expansion and completion of the clinical development of its product candidates, as well as its ongoing preclinical research activities.

General and administrative expense was $42.6 million in 2021 compared to $55.2 million in 2020. General and administrative expense included non-cash stock-based compensation expense of $18.2 million from equity-classified equity awards and a $23.8 million recovery from the non-cash mark-to-market revaluation of certain historical liability-classified equity awards. Excluding stock-based compensation expense, general and administrative expense increased on a non-GAAP basis by $9.1 million year over year primarily due to higher salary and benefit expenses from additional headcount, and professional fees, partially offset by a U.S. state sales tax refund recognized in 2021.

In January 2022, Zymeworks announced that future spending will be focused on its key strategic priorities. In response to this focusing of priorities, Zymeworks also announced a reduction in workforce of at least 25% to be achieved by the end of 2022. Zymeworks expects the prioritization and reduction in workforce should result in lower overall spending levels for 2022 and 2023, after accounting for restructuring costs.

Net loss was $211.8 million in 2021 compared to $180.6 million in 2020. The increase in net loss was primarily due to the increases in research and development expenses and decrease in revenue and interest income partially offset by lower general and administrative expense.

As of December 31, 2021, Zymeworks had $252.6 million in cash resources consisting of cash, cash equivalents and short-term investments, which excludes $107.6 million in net proceeds received from the public offering that closed on January 31, 2022. Based on Zymeworks’ current operating plan, Zymeworks believes that its current cash resources, in combination with the anticipated cost savings from the reduction in workforce, proceeds from the public offering, and proceeds from other collaboration payments Zymeworks anticipates receiving, will enable Zymeworks to fund its planned operations into the second half of 2023 and potentially beyond.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Operating Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

February 25, 2022